Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST-QUARTER RESULTS

•	Earnings per diluted share: operating income* $1.61, net income $1.92

•	Reported net premiums rose six percent quarter over quarter; up nine percent in original currencies

•	Higher-than-expected mortality claims in North America adversely affected results

•	Repurchased approximately 1.45 million shares for $113 million during the quarter

ST. LOUIS, April 24, 2014 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $114.8 million, or $1.61 per diluted share, versus last year’s $122.8 million, or $1.65 per diluted share. Net income totaled $136.7 million, or $1.92 per diluted share, compared with $185.5 million, or $2.49 per diluted share in the prior-year quarter. The current quarter reflects adverse mortality experience in several markets, partially offset by lower general expenses and a lower effective tax rate. A generally stronger U.S. dollar reduced operating income by approximately $4.3 million after taxes, or $0.06 per diluted share.

	Quarterly Results
($ in thousands, except per share data)	2014	2013
Net premiums	$2,100,637	$1,979,693
Net income	136,664	185,535
Net income per diluted share	1.92	2.49
Operating income*	114,807	122,847
Operating income per diluted share*	1.61	1.65
Book value per share	89.92	94.34
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	71.51	67.37
Total assets	40,541,581	40,197,101

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased six percent to $2.1 billion. On a local currency basis, net premiums were up nine percent over the first quarter of 2013. Investment income decreased five percent to $404.4 million from $425.1 million in the year-earlier quarter, primarily attributable to a $20.7 million reduction in the fair value of options contracts underlying equity indexed annuities. Excluding spread-based businesses and the value of associated derivatives, investment income increased eight percent compared to the first quarter of 2013. That increase was driven by a growing average invested asset base, partially offset by a lower average portfolio yield, which declined nine basis points to 4.74 percent this period.

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The company’s effective tax rate on operating income of 30.7 percent was below the expected effective tax rate of 34 percent to 35 percent, primarily due to tax benefits associated with claims experience on certain international treaties, partially offset by a tax accrual related to the Active Financing Exception business extender provision in the U.S., which had not been enacted as of the end of the quarter.

A. Greig Woodring, president and chief executive officer, commented, “Our overall operating results were somewhat below last year’s first quarter and below our expectations for this quarter, as we experienced adverse mortality volatility beyond the typical range, even when considering first-quarter seasonality. That volatility was partially offset by a lower effective tax rate, lower general expenses, and ongoing strong performance in our asset intensive and financial reinsurance businesses and in our Asia Pacific segment. Mortality claims experience in North America was considerably worse than expected, owing to a more extreme seasonal influence and a spike in large claims, which exceed $1.0 million. The large claims were mostly concentrated in our facultative book of business, a distinct line of business that has performed well over time but has unique risk profiles and larger exposures per policy. Overall mortality claims frequency was higher than expected, but within a normal range.

“Claims fluctuations of the sort experienced during the quarter are an ongoing part of our business. We would expect a return to a more normal pattern as the year progresses.

“During the quarter, we repurchased approximately 1.45 million shares for a total cost of $112.6 million, leaving $187.4 million under the current share repurchase authorization. Our deployable, excess capital position exceeds $500 million, and we will continue to evaluate attractive capital deployment opportunities, which could include additional share repurchases, shareholder dividend increases, block acquisitions, or some combination of all of these. Our ending book value per share for the quarter was $89.92 including AOCI, and $71.51 excluding AOCI.”

SEGMENT RESTRUCTURING

The company realigned certain operations and management responsibilities to better fit within its geographic-based segments. Mexico and Latin America operations were moved from Europe & South Africa to the U.S. segment, which has been renamed U.S. and Latin America. India operations have been moved from Europe & South Africa to the Asia Pacific segment. Europe & South Africa has been renamed Europe, Middle East and Africa. Prior-period figures have been adjusted to conform to the new reporting alignment.

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $48.2 million versus $72.2 million in the prior-year period, reflecting the above-mentioned negative claims experience. The other product lines in this segment, group and individual health, both performed well. The Latin America operations are relatively small and generally did not have a material impact on top- or bottom-line results. Traditional net premiums rose eight percent to $1,141.9 million from $1,056.4 million a year ago, reflecting stronger growth in individual health, and good production in the individual mortality line. Pre-tax net income totaled $51.0 million for the quarter, compared with $79.5 million in the first quarter of 2013.

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Non-Traditional

The Asset Intensive business reported another strong quarter with pre-tax operating income totaling $41.0 million compared with a very strong $45.6 million last year. Results in both periods exceeded expectations and benefited from favorable net interest rate spread performance on fixed annuities. Pre-tax net income decreased to $70.6 million from $89.5 million a year ago, reflecting changes in the fair values of various embedded derivatives.

The Financial Reinsurance business continues to perform well and reported pre-tax operating income of $12.4 million, up from $8.0 million last year, reflecting strong fee income from a growing number of treaties. The outlook for continued growth in financial reinsurance remains encouraging. Pre-tax net income totaled $12.5 million this quarter and $8.0 million in the prior-year period.

Canada

Canadian operations reported pre-tax operating income of $22.1 million this quarter, down from $32.9 million in the prior-year period. Higher-than-expected mortality claims and a relatively weaker Canadian dollar contributed to the lower results this quarter. The currency fluctuation adversely affected pre-tax operating income by approximately $2.3 million for the quarter. Original currency premiums rose four percent over the first quarter of 2013; however, reported net premiums were five percent lower, primarily a result of the currency weakness. Pre-tax net income totaled $20.1 million compared with $36.3 million in the first quarter of 2013.

Europe, Middle East and Africa (EMEA)

EMEA’s pre-tax operating income increased to $14.0 million from last year’s $9.2 million; however, both periods were somewhat below expected levels. This period’s results were hampered primarily by higher individual mortality claims in the U.K. Overall, the other markets in this segment performed well, led by strong results in France. Net foreign currency fluctuations improved pre-tax operating income by approximately $0.4 million. Net reported premiums increased 16 percent and totaled $340.7 million, compared with $292.8 million last year. Original currency premiums increased 13 percent over the prior-year level. Pre-tax net income totaled $15.2 million versus $11.0 million in the year-ago quarter.

Asia Pacific

Asia Pacific pre-tax operating income increased seven percent to $24.7 million from a strong $23.1 million last year. Results in Australia were in line with expectations and the Asian markets performed very well collectively, highlighted by strong results in India and Japan. Asia Pacific reported net premiums totaling $381.8 million, flat with the first quarter of 2013, primarily due to generally weaker foreign currencies. Local currency premiums increased nine percent with good growth in South Korea and Japan. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $3.0 million this quarter. Pre-tax net income increased to $26.3 million from $18.2 million in the comparable prior-year period.

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Corporate and Other

The Corporate and Other segment reported pre-tax operating income of $3.3 million versus a pre-tax operating loss of $8.1 million in the first quarter of 2013, primarily reflecting lower overall general expenses compared with a year ago. Pre-tax net income was $3.8 million compared with $36.2 million in the prior-year period, which included a large gain associated with the repurchase of collateral finance facility securities.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.30, payable May 30 to shareholders of record as of May 9.

Earnings Conference Call

A conference call to discuss first-quarter results will begin at 9 a.m. Eastern Time on Friday, April 25. Interested parties may access the call by dialing 888-505-4328 (domestic) or 719-325-2167 (international). The access code is 2938723. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through May 3 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 2938723.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

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Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $3.0 trillion of life reinsurance in force, and assets of $40.5 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities,

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(21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013.

Investor Contact

Jeff Hopson

Senior Vice President – Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2014	2013
GAAP net income	$136,664	$185,535
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(17,007)	31,434
Capital (gains) losses on funds withheld, included in investment income	(253)	(1,321)
Embedded derivatives:
Included in investment related (gains) losses, net	(34,827)	(92,022)
Included in interest credited	(4,264)	(12,552)
DAC offset, net	34,494	42,002
Gain on repurchase of collateral finance facility securities	—	(30,229)

Operating income	$114,807	$122,847

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2014	2013
Income before income taxes	$199,440	$278,827
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(26,306)	48,842
Capital (gains) losses on funds withheld, included in investment income	(389)	(2,031)
Embedded derivatives:
Included in investment related (gains) losses, net	(53,580)	(141,572)
Included in interest credited	(6,560)	(19,311)
DAC offset, net	53,068	64,618
Gain on repurchase of collateral finance facility securities	—	(46,506)

Pre-tax operating income	$165,673	$182,867

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2014
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. and Latin America Operations:
Traditional	$50,972	$(4,224)		$1,455		$48,203
Non-Traditional:
Asset Intensive	70,615	(19,239	)(1)	(10,371	)(2)	41,005
Financial Reinsurance	12,509	(83)		—		12,426

Total U.S. and Latin America	134,096	(23,546)		(8,916)		101,634
Canada Operations	20,064	2,059		—		22,123
Europe, Middle East and Africa	15,205	(1,229)		—		13,976
Asia Pacific Operations	26,311	(1,653)		—		24,658
Corporate and Other	3,764	(482)		—		3,282

Consolidated	$199,440	$(24,851)		$(8,916)		$165,673

(1)	Asset Intensive is net of $1,844 DAC offset.
(2)	Asset Intensive is net of $51,224 DAC offset.

(Unaudited)	Three Months Ended March 31, 2013
	Pre-tax net income	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)
U.S. and Latin America Operations:
Traditional	$79,543	$(7,253)	$(56)		$—	$72,234
Non-Traditional:
Asset Intensive	89,523	14,888 (1)	(58,815	)(2)	—	45,596
Financial Reinsurance	8,041	(34)	—		—	8,007

Total U.S. and Latin America	177,107	7,601	(58,871)		—	125,837
Canada Operations	36,308	(3,431)	—		—	32,877
Europe, Middle East and Africa	10,963	(1,772)	—		—	9,191
Asia Pacific Operations	18,242	4,821	—		—	23,063
Corporate and Other	36,207	2,198	—		(46,506)	(8,101)

Consolidated	$278,827	$9,417	$(58,871)		$(46,506)	$182,867

(1)	Asset Intensive is net of $(37,394) DAC offset.
(2)	Asset Intensive is net of $102,012 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended March 31,
	2014	2013
Diluted earnings per share from operating income	$1.61	$1.65
Earnings per share from net income:
Basic earnings per share	$1.94	$2.51
Diluted earnings per share	$1.92	$2.49
Weighted average number of common and common equivalent shares outstanding	71,264	74,389

(Unaudited)	At or for the Three Months Ended March 31,
	2014	2013
Treasury shares	9,624	5,837
Common shares outstanding	69,514	73,301
Book value per share outstanding	$89.92	$94.34
Book value per share outstanding, before impact of AOCI	$71.51	$67.37

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended March 31,
	2014	2013
Revenues:
Net premiums	$2,100,637	$1,979,693
Investment income, net of related expenses	404,375	425,131
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(303)	(202)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—
Other investment related gains (losses), net	84,874	94,573

Total investment related gains (losses), net	84,571	94,371
Other revenue	67,590	101,907

Total revenues	2,657,173	2,601,102

Benefits and expenses:
Claims and other policy benefits	1,843,677	1,688,910
Interest credited	110,594	125,483
Policy acquisition costs and other insurance expenses	354,873	357,357
Other operating expenses	110,936	119,501
Interest expense	35,084	28,486
Collateral finance facility expense	2,569	2,538

Total benefits and expenses	2,457,733	2,322,275

Income before income taxes	199,440	278,827
Income tax expense	62,776	93,292

Net income	$136,664	$185,535

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